Conmed Healthcare Management, Inc. Announces 34% Revenue Increase
to Record $7.6 Million for Fourth Quarter 2007

Full Year 2007 Pro-Forma Revenue Increased 55% to a Record $26.1 Million

Hanover, MD.--(BUSINESS WIRE)—March 31, 2007--Conmed Healthcare Management, Inc. (OTCBB:CMHM - News), a leading full service provider of correctional facility healthcare services to county detention centers, today announced financial results for its fourth quarter and full year period ended December 31, 2007.

Fourth Quarter Financial Highlights*

•	Fourth quarter 2007 revenues increased 34% to $7.6 million from $5.7 million in the year-ago period.

•	Gross margin improved 540 basis points to 19.6% for the quarter ended December 31, 2007.

Full Year Financial Highlights*

•	Full year pro-forma 2007 revenues increased 55% to $26.1 million from $16.8 million in 2006.

•	Pro-forma gross margin improved 130 basis points to18.6% for the year ended December 31, 2007.

•	Generated approximately $1.7 million in operating cash flow since the acquisition of Conmed, Inc. on January 26, 2007.

•	As of December 31, 2007 Conmed had entered into contracts totaling in excess of $100 million including:

•	service agreements with 4 new counties totally approximately $35 million of which approximately $ 23 million relates to option renewal periods and.

•	converted, renewed and extended agreements with counties Conmed was previously servicing totaling approximately $66 million of which approximately $49 million relates to option renewal periods.

Highlights Subsequent to the End of the Fourth Quarter

•	Announced $18 million contract with City of Chesapeake, Virginia, Sheriff’s Office Jail; five-year full-service contract expected to contribute $3.6 million annually.

•
Acquired, for cash and stock, nine healthcare service contracts with six counties in Oregon currently being serviced by Dr. Robert Tilley, M.D., MBA, doing business as Emergency Medicine Documentation Consultants, P.C. (“EMDC”). Dr. Tilley joins Conmed as Vice President and Medical Director of the Northwest Region.

•	Strengthened senior management team with several additional key hires.

Financial Results*

Net revenue for the three months ended December 31, 2007 increased $1.9 million, or 34%, to $7.6 million from $5.7 million in last year's comparable period, and was 9% higher compared to the fiscal third quarter. The higher revenue was a result of a full quarter of revenue from the new contracts with Kitsap County, Washington and Wicomico County, Maryland as well as expanded services with Yakima County, Washington.

Gross profit for the fourth quarter of 2007 was $1.5 million, reflecting a 19.6% gross margin, compared to $0.8 million and 14.2%, respectively in last year's same period. The 540 basis point increase in gross margin reflects careful cost containment initiatives, resulting primarily from lower out of facility medical expenses.

Selling, general and administrative expenses for the fourth quarter were $1.3 million, or 17.1% of revenue, compared to $600,000 or 10.0% of revenue for the year-ago quarter. The increased expenditures reflect higher salaries and wages due to increased personnel, plus increased legal, accounting and other professional fees resulting from increased business development activities, operating support and cost associated with becoming a public company. In addition, stock based compensation for the three month period ended December 31, 2007 and 2006 was $133,000 and zero, respectively, reflecting stock option awards issued in the fourth quarter 2007.

"During fourth quarter 2007 we grew revenues 34% from new and existing accounts and improved gross margin 540 basis points by managing labor, overtime, staffing, and total healthcare expenses, and also engaged a partner to help us do an even better job of managing our out-of-facility costs,” commented Richard Turner, President and CEO of Conmed. “As a result, and due to the hard work of our entire team, we have made considerable progress in transforming Conmed from a small, localized business into a publicly traded, nationally focused, and professionally managed company emerging as a recognized leader in the marketplace. We added approximately $35 million in total value from contracts with new customers during the year, and continue to maintain our 100% customer retention rate, serving every county we’ve ever contracted with since 1984. This was a solid year of operational and financial improvement and we believe we are well-positioned for success in 2008 and beyond.”

Conmed's operating loss was $312,000 in the fourth quarter compared to a pro-forma operating loss of $254,000 in the fourth quarter last year. The increase reflects the increased SG&A expenses, which offset the improvement in gross profit. The net loss was $393,000, or $(0.03) per basic and fully diluted share (based on 11.9 million shares) compared to a pro-forma loss of $336,000 last year. Conmed was a private Company last year, and as such earnings per share information is unavailable.

For the fourth quarter, adjusted EBITDA** was $319,000. During the quarter, the Company recorded certain non-cash expenses for depreciation, amortization and stock based compensation, which totaled $631,000.

Pro-forma results for the year ended December 31, 2007 showed net revenues increased $9.3 million, or 55.4%, to $26.1 million from $16.8 million. Gross profit increased 130 basis points for the full year 2007 to $4.9 million, representing an 18.6% gross margin, compared to $2.9 million and 17.3%, respectively in last year's same period.

The net loss was $1.8 million or $(0.18) per basic and fully diluted share (based on 10.3 million shares) compared to a pro-forma loss of $1.7 million last year. Conmed was a private Company last year and as such earnings per share information is unavailable.

Adjusted EBITDA for the pro-forma full year 2007 was $859,000 compared to $625,000 in last year’s same period. Adjusted EBITDA for the 2007 period excludes $2.8 million in non-cash charges.

“Subsequent to the year end, we announced several additions to our senior staff that will support our business development as well as expand medical programs,” continued Mr. Turner. “We made an acquisition in Oregon that we expect to leverage and grow in the Pacific Northwest region and we added a significant new contract with the City of Chesapeake, Virginia, Sheriff’s Office, the third-largest contract in our company’s history. We will continue to look for opportunities to boost our margins and expand our market presence both through accretive acquisitions and organic growth in the year ahead. Our revenue run rate for 2008 from contracts already booked shows over 30% growth to approximately $34 million from $26 million in 2007. The current pipeline is also robust.

“We have generated cash flow each quarter as a public company, and our balance sheet remains healthy, with over $7 million in cash and no debt,” concluded Mr. Turner. “As a provider of services that are constitutionally guaranteed to each citizen detained in county facilities, we are in a fortunate position in which our services remain in demand even in tougher economic periods. We are looking forward to another exciting year of growth in 2008.”

About Conmed

Conmed has provided correctional healthcare services since 1984, beginning in the state of Maryland, and currently services detention centers and correctional facilities in thirty counties in five states, including Maryland, Virginia, Kansas, Oregon and the State of Washington. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans", "projects", "potentially" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties including those contained in its public filings. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control including, without limitation, the Company's ability to increase revenue and to continue to obtain contract renewals and extensions.)

*All comparisons presented are based on pro-forma results. Pro-forma adjustments include consolidation of the Company and Conmed, Inc. for the full year plus adjustments to reflect the amortization of intangible assets and a pro-forma estimated tax expense for both the three month and full year periods.

**Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and adjusted EBITDA are key indicators used by management to evaluate operating performance. While EBITDA and adjusted EBITDA are not intended to replace any presentation included in these consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, Conmed believes this measure is useful to investors in assessing its capital expenditures and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation and amortization adjusted for stock-based compensation, gains or losses on the sale of assets, impairment charges and other unusual or non-recurring transactional events. A reconciliation of EBITDA and Adjusted EBITDA to GAAP financial measures for the three and 12 months ended December 31, 2007 is included with this press release.

CONMED HEALTHCARE MANAGEMENT, INC.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

	SUCCESSOR December 31, 2007	PREDECESSOR December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,136,720	$122,269
Accounts receivable	1,622,424	1,304,193
Prepaid expenses	214,834	226,629
Total current assets	8,973,978	1,653,091

PROPERTY AND EQUIPMENT, NET	212,815	45,861

DEFERRED TAXES	90,000	--

OTHER ASSETS
Service contracts acquired, net	2,699,000	--
Non-compete agreements, net	749,000	--
Goodwill	4,852,338	--
Deposits	58,698	2,424
	8,359,036	2,424
	$17,635,829	$1,701,376

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$837,144	$580,507
Accrued expenses	1,563,020	987,979
Taxes payable	5,000	--
Deferred revenue	353,075	103,673
Notes payable, current portion	7,798	7,326
Total current liabilities	2,766,037	1,679,485

NOTES PAYABLE, LONG-TERM	5,418	13,236

SHAREHOLDERS' EQUITY
Preferred stock no par value; authorized 5,000,000 shares; issued and outstanding zero shares as of December 31, 2007	--	--
Common stock, $0.0001 par value, authorized 40,000,000 shares; issued and outstanding 11,943,141 shares as of December 31, 2007	1,194	300
Additional paid-in capital	35,901,874	--
Retained earnings (deficit)	(21,038,694)	8,355
Total shareholders' equity	14,864,374	8,655
	$17,635,829	$1,701,376

CONMED HEALTHCARE MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2007 AND 2006

	SUCCESSOR For the 340-Day Period January 26, 2007 to December 31, 2007	PREDECESSOR For the 25-Day Period January 1, 2007 to January 25, 2007	PREDECESSOR For the Year Ended December 31, 2006

Service Contract Revenue	$24,568,475	$1,504,565	$16,776,724

HEALTHCARE EXPENSES:
Salaries, wages and employee benefits	12,810,048	842,575	8,377,063
Medical expenses	6,253,352	439,206	4,858,654
Other operating expenses	861,296	45,552	641,217
Total healthcare expenses	19,924,696	1,327,333	13,876,934

Gross Profit	4,643,779	177,232	2,899,790

Selling and administrative expenses	4,450,939	92,264	1,808,303
Depreciation and amortization	2,090,977	1,698	40,162
Total operating expenses	6,541,916	93,962	1,848,465

Operating income (loss)	(1,898,137)	83,270	1,051,325

INTEREST INCOME (EXPENSE)
Interest income	312,964	287	9,941
Interest (expense)	(6,848)	(93)	(7,017)
Total interest income (expense)	306,116	194	2,924

Income (loss) before income taxes	(1,592,021)	83,464	1,054,249
Income tax expense	162,000	--	--
Net income (loss)	$(1,754,021)	$83,464	$1,054,249

LOSS PER COMMON SHARE
Basic and diluted	$(0.17)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted	10,310,994

CONMED HEALTHCARE MANAGEMENT, INC.
PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Twelve Months Ended December 31		Three Months Ended December 31
	2007	2006	2007	2006
Service contract revenue	$26,073,040	$16,776,724	$7,588,043	$5,664,272

HEALTHCARE EXPENSES:
Salaries, wages and employee benefits	13,652,623	8,377,063	4,169,124	3,000,965
Medical expenses	6,652,558	4,858,654	1,722,921	1,661,497
Other operating expenses	906,848	641,217	210,067	196,643
Total healthcare expenses	21,212,029	13,876,934	6,102,112	4,859,105

Gross profit	4,861,011	2,899,790	1,485,931	805,167

OPERATING EXPENSES:
Selling, general & administrative expenses	4,558,868	2,274,989	1,300,124	566,272
Depreciation and amortization	2,268,675	2,268,162	497,931	492,840
Total operating expenses	6,827,513	4,543,151	1,798,085	1,059,112

Operating loss	(1,966,502)	(1,643,361)	(312,124)	(253,945)

Net interest income	306,309	70,154	81,126	72,276

Loss before income taxes	(1,660,193)	(1,573,207)	(230,998)	(181,669)

Income tax expense	162,000	154,000	162,000	154,000

Net (loss)	$(1,822,103)	$(1727,207)	$(392,998)	$(335,669)

CONMED HEALTHCARE MANAGEMENT, INC.
RECONCILIATION OF PROFORMA GAAP NET LOSS FROM CONTINUING OPERATIONS TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)

	Year Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006
Net loss	$(1,822,000)	$(1,727,000)	$(393,000)	$(336,000)
Income tax	162,000	154,000	162,000	154,000
Interest income	(313,000)	(77,000)	(84,000)	(73,000)
Interest expense	7,000	7,000	3,000	--
Depreciation and amortization	2,269,000	2,268,000	498,000	493,000
Stock based compensation	556,000	--	133,000	--
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$859,000	$625,000	$319,000	$238,000

    Contact:
    Conmed Healthcare Management, Inc.
    Thomas W. Fry, 410-567-5520
    Chief Financial Officer
    tfry@conmed-inc.com
    or
    Hayden Communications
    Peter Seltzberg, 646-415-8972
    peter@haydenir.com
    or
    Brett Maas, 646-536-7331
    brett@haydenir.com